SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) May 24, 2007

BLACKSANDS PETROLEUM, INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-51427	20-1740044
(State or other jurisdiction	(Commission File number)	(IRS Employer Identification No.)
of incorporation or organization)

Suite 1250, 645 7th Avenue SW, Calgary, Alberta Canada T2P 4G8
(Address of principal executive offices) (Zip Code)

(403) 870-2220
(Registrant’s Telephone Number, Including Area Code)

(Former Name, Address and Fiscal Year, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On May 24, 2007, we purchased certain two dimensional seismic data (the “Seismic”) from Synterra Technologies for approximately US$1,045,000 that relates to approximately 750 kilometers of land in northern Saskatchewan and Alberta where we hope to find deposits of oil sands. The seismic data that we purchased was gathered by digitized sound waves penetrating the earth and being reflected by geologic formations then analyzed by geophysicists and geologists.

We currently hold US$9,854,407 held in escrow pending our acquisition of a suitable candidate in the unconventional petroleum industry. These funds were received pursuant to the completion of a private placement of units of our securities on August 9, 2006. The offering was conducted pursuant to the exemption from the registration requirements of the federal securities laws provided by Regulation S and Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act. If we fail to complete a business acquisition by August 8, 2007 subscription proceeds will be returned to investors without interest or deduction.

The purchase price was paid (i) approximately US$45,000 from our existing cash accounts and (ii) US$1 million from funds released from restricted cash held in an escrow account. The US$1 million was released from escrow by the instructions of four purchasers in the private placement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSANDS PETROLEUM, INC.

Date: May 31, 2007	By:	/s/ Darren R. Stevenson
Name: Darren R. Stevenson
Title: President and Chief Executive Officer